Exhibit p.4

Code of Ethics

F-SQUARED INVESTMENTS, INC.

F-SQUARED RETIREMENT SOLUTIONS, LLC

F-SQUARED INSTITUTIONAL ADVISORS, LLC

F-SQUARED ALTERNATIVE INVESTMENTS, LLC

F-SQUARED CAPITAL, LLC

I.	INTRODUCTION

This Code of Ethics (the “Code”) sets forth the standards of conduct expected of any officer, director (or other person occupying a similar status or performing similar functions), or an employee of F-Squared (the “Adviser”), or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser (an “Employee”) and addresses conflicts of interest that arise from person trading by certain Employees. The Code is designed to comply with the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended.

The Adviser is required to provide all Employees with a copy of this Code and any amendments hereto. Each Employee is required to provide the Chief Compliance Officer with a written acknowledgement of his or her receipt of the Code and any amendments hereto.

Unless defined in the following sections, key terms and phrases have the meanings defined in Section VIII. Each defined word or phrase is identified in bold-faced type the first time it is used below.

II.	REPORTING OF VIOLATIONS

If an Employee becomes aware of any violation(s) or potential violation(s) of any of the provisions of this Code of Ethics, such Employee must report such violation(s) or potential violation(s) promptly to the Chief Compliance Officer. Failure to report, in a prompt manner, any violation(s) of this Code that an Employee is are aware of, will be considered itself a violation of the Code and subject to remedial action.

III.	REMEDIAL ACTIONS

If you violate this Code, you are subject to remedial actions, to be imposed by the Chief Compliance Officer, which may include, but are not limited to, disgorgement of profits, imposition of a substantial fine, demotion, suspension or termination.

IV.	STANDARDS OF BUSINESS CONDUCT

A.           Fiduciary Duty

This Code is based on the principle that the Adviser and you, as our Employee, owe a fiduciary duty to the Advisory Clients for which the Adviser serves as an adviser. Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Advisory Clients. The Code seeks to place the interests of Advisory Clients over the interests of the Adviser and any Employee, and to comply with the applicable Federal Securities Laws and other applicable law.

At all times, you must place the interests of our Advisory Clients first. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of our Advisory Clients. Employees must also conduct all personal securities transactions in full compliance with this Code. You must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code. Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, gifts or gratuities from persons seeking business with the Adviser directly or on behalf of an Advisory Client could call into question the independence of your business judgment. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading Fiduciary Duties.

B.           Legal compliance

Employees must obey all laws and regulations applicable to the Adviser’s business, including but not limited to, the applicable Federal Securities Laws.

C.           Insider Trading

You shall not engage in transactions in any Securities while in possession of material, nonpublic information regarding the Securities. Nor shall you communicate material, nonpublic information to any person who might use the information to purchase or sell Securities.

Material Information. Generally speaking, information is “material” where there is a substantial likelihood that a reasonable investor could consider the information important in deciding whether to buy or sell the Securities in question, or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Common, but by no means exclusive, examples of “material” information include information concerning a company’s sales, earnings, dividends, significant acquisitions or mergers and major litigation. Because materiality determinations are often challenged with the benefit of hindsight, if an Employee has any doubt whether certain information is “material,” he or she should address the question with the Chief Compliance Officer immediately.

Nonpublic information. Information is “nonpublic” until it has been made available to investors generally. In this respect, one must be able to point to some fact to show that the information is generally public, such as inclusion in reports filed with the SEC or press releases issued by the issuer of the Securities, or reference to this information in publications of general circulation.

Advisory Information. Information concerning (i) what Securities are being followed; (ii) specific recommendations made to Advisory Clients; (iii) prospective Securities transactions of its Advisory Clients; or (iv) Advisory Clients’ current holdings is strictly confidential. Under some circumstances, Advisory Information may be material and nonpublic.

D.           Handling of Confidential information

Employees should observe the confidentiality of information that they acquire by virtue of their employment at the Adviser, except where disclosure is approved by the Adviser or otherwise legally mandated.

V.	PERSONAL SECURITIES TRANSACTIONS – ACCESS PERSONS

A.           Trading in General

An Access Person must not engage, and must not permit any other person or entity to engage in any purchase or sale of a Covered Security in which such Access Person has, or by reason of the transaction will acquire, any direct or indirect Beneficial Ownership, unless (i) the transaction is an Exempt Transaction (as set forth below) or (ii) he/she has complied with the provisions set forth below.

B.           Pre-clearance

Access Persons must seek to obtain pre-clearance trading approval from the Chief Compliance Officer to purchase or sell any Covered Security placed on either the Adviser Restricted List or Pre-Clearance List for which the person has or will have by reason of the trade a Beneficial Ownership. The Adviser’s Restricted List will be monitored and amended on an as-needed basis by the Investment Committee and Chief Compliance Officer.

Finally, Access Persons must seek to obtain pre-clearance trading approval from the Adviser before directly or indirectly acquiring Beneficial Ownership in any Security in an Initial Public Offering or in a Limited Offering.

C.           Beneficial Ownership

To determine whether a person has “Beneficial Ownership,” Access Persons are considered to have Beneficial Ownership of Securities if such Access Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise have or share a direct or indirect “pecuniary interest” in such Securities.

An Access Person has a pecuniary interest in the Securities if such Access Person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

D.           Exempt Securities

Access Persons are required to report all transactions in Covered Securities. The following are not considered Covered Securities:

1.          Direct obligations of the Government of the United States;

2.          Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3.          Shares issued by money market Funds;

4.          Shares issued by open-end Funds except Reportable Funds.

E.          Initial Public Offerings

Access Persons must obtain prior written approval of the Chief Compliance Officer to acquire direct or indirect Beneficial Ownership of any Security in an Initial Public Offering.

F.          Limited Offerings

Access Persons must obtain prior written approval of the Chief Compliance Officer to acquire direct or indirect Beneficial Ownership of any Security in a Limited Offerings.

G.         Use of Broker-Dealers and Confirmations

Every Access Person may direct each broker, dealer or bank who maintains an account for Covered Securities of which such Access Person has direct or indirect Beneficial Ownership, to supply to the Chief Compliance Officer, duplicate copies of confirmations of all transactions in the account and copies of periodic statements for the account. Alternatively, Access Persons may provide the Chief Compliance Officer with such statements and confirmations directly.

H.         Reporting

The Chief Compliance Officer shall identify all Access Persons who are under the duty to complete and provide the reports described below and shall inform such persons of such duty. The Chief Compliance Officer will review the account statements and the reports required pursuant to this Reporting section.

All reports and account statements received by the Adviser shall be kept confidential except to the extent that disclosure may be required by regulatory authorities and that disclosure, on a confidential basis, may be made for an audit of compliance procedures.

I.           Initial Holdings Reports

If you are an Access Person, you must report no later than ten (10) days after becoming an Access Person to the Chief Compliance Officer the following information, and such report must be current as of a date no more than forty five (45) days prior to the date you become an Access Person:

(a)        the title and type of security, the exchange ticker symbol or CUSIP number (as applicable), number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership as of the date the person became an Access Person;

(b)        the name of the broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person1; and

(c)        the date that the report is submitted by the Access Person.

Access Persons may comply with this requirement by providing statements from each of their applicable accounts to the Chief Compliance Officer in the stated time frame.

The Access Person must submit annually thereafter an annual holdings report setting forth the above-specified information as mentioned below. Access Persons may comply with this requirement by providing statements from each of their applicable accounts to the Chief Compliance Officer in the stated time frame.

J.          Quarterly Reports

Every Access Person must report to the Chief Compliance Officer no later than thirty (30) days after the end of the calendar quarter, the following information:

(a)         With respect to any transaction during the quarter in a Covered Security in which the Access Person had or acquired any direct or indirect Beneficial Ownership:

(1)         The date of the transaction, the title, the exchange ticker symbol or CUSIP number (as applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(2)         The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)         The price of the Covered Security at which the transaction was effected;

(4)         The name broker, dealer or bank with or through which the transaction was effected; and

(5)         The date that the report is submitted by the Access Person.

The foregoing includes reporting securities acquired through a gift or inheritance.

1             Please note the report requires disclosure of the name of any broker-dealer or bank with which the Access Person has an account in which “any Securities” are held for his direct or indirect benefit and not just accounts holding Covered Securities.

(b)          With respect to any account established by the Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person2:

(1)         The name of the broker, dealer or bank with which the Access Person established the account;

(2)         The date the account was established; and

(3)         The date that the report is submitted by the Access Person.

(c)          If an Access Person instructs all brokers, dealers or banks that hold Securities in which such Access Person has any direct or indirect Beneficial Ownership, to provide duplicate broker-trade confirmations and account statements required under the above sub-section G. entitled “Use of Broker-Dealers and Confirmations” to the Chief Compliance Officer within the time period required for a Quarterly Transaction Report (i.e., within thirty (30) days after the end of the applicable calendar quarter) and provides the information required in part (b) above, then such Access Person need only represent on the Quarterly Transaction Report:

(1)         that he/she has directed all broker, dealers or banks who hold any Securities in which such Access Person has Beneficial Ownership to send duplicate confirmations and account statements to the Chief Compliance Officer;

(2)         the form of such confirmations, account statements or records provide to the Adviser contain all the information required in a Quarterly Transaction Report; and

(3)         with respect to any account established during the applicable quarter in which the Access Person has Beneficial Ownership in Securities, the information provided in accordance with part (b) is true and accurate.

It is the obligation of each Access Person relying on part (c) to ensure compliance with its requirements.

K.          Annual Holdings Reports

If you are an Access Person, you must report no later than thirty (30) days after the calendar year end, the following information:

2             Please note the report requires disclosure of the name of any broker-dealer or bank with which the Access Person has an account in which “any Securities” are held for his direct or indirect benefit and not just accounts holding Covered Securities.

(a)          the title and type of Security, the exchange ticker symbol or CUSIP number (as applicable), number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)          the name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person3; and

(c)          the date that the report is submitted by the Access Person.

The above information is required to be updated annually. More specifically, each Access Person must submit annually a holdings report setting forth the above-specified information that must be current as of a date no more than forty-five (45) days before the report is submitted. The Form used to report personal holdings is set forth in Appendix I.

L.           Exceptions to Reporting Requirements

(a)          An Access Person need not make a report to the Chief Compliance Officer under the Reporting Section above with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control.

(b)          As noted above, an Access Person need not report securities transactions during a calendar quarter on the Quarterly Transaction Report to the Chief Compliance Officer if all the information in the report would duplicate information contained in broker trade confirmations or account statements that the Adviser holds in its records so long as the Adviser receives the confirmations or statements no later than thirty (30) days after the end of the applicable calendar quarter.

(c)          Access Persons are not required to report securities transactions in Covered Securities purchased pursuant to an Automatic Investment Plan on the Quarterly Transaction Report.

VI.          PERSONAL SECURITIES TRANSACTIONS – All Employees

In addition to Access Persons the Adviser has implemented a policy whereby all employees must seek to obtain pre-clearance trading approval from the Chief Compliance Officer to purchase or sell any Covered Security placed on the Adviser Pre-clearance List for which the person has or will have by reason of the trade a Beneficial Ownership. The Adviser Pre-clearance List will be monitored and amended on an as needed basis by the Investment Committee and Chief Compliance Officer.

3             Please note the report requires disclosure of the name of any broker-dealer or bank with which the Access Person has an account in which “any Securities” are held for his direct or indirect benefit and not just accounts holding Covered Securities.

VII.        COMPLIANCE CERTIFICATIONS

A.           Certificate of Receipt

Employees are required to acknowledge receipt of your copy of this Code and any amendment hereto.

B.           Annual Certificate of Compliance

You are required to certify upon commencement of your employment or the effective date of this Code, whichever occurs later, and annually thereafter, that you have read and understand this Code and recognize that you are subject to this Code. Each annual certificate will also state that you have complied with the requirements of this Code during the prior year, and if you are an Access Person that you have disclosed, reported, or caused to be reported all transactions during the prior year in Covered Securities of which you had or acquired Beneficial Ownership.

VIII.       ADMINISTRATION

Please refer any questions regarding the applicability, meaning or administration of this Code to the Chief Compliance Officer in advance of any contemplated transaction. Exemptions from certain provisions of this Code may be granted by the Chief Compliance Officer if it is determined that the fundamental obligations of the person involved are not and will not be compromised.

The Chief Compliance Officer will annually review the adequacy of the Code and the effectiveness of its implementation.

IX.          DEFINITIONS

A.          “Access Person” means any Employee of the Adviser who:

(i) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holding of any Reportable Fund, or

(ii) is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic, or

(iii) is a director, executive officer, (or other person holding a similar position or performing similar functions) of the Adviser.

B.           “Advisory Client” means a client for whom the Adviser provides investment advisory services for compensation.

C.           “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a pre-determined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

D.           “Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder. In this regard, beneficial ownership will be deemed to exist if a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares, a direct or indirect pecuniary interest in the securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities). Under this definition, an indirect pecuniary interest in securities generally includes, but is not limited to, securities held by members of a person’s immediate family sharing the same household provided, however, this presumption of beneficiary ownership may be rebutted, a person’s interests in securities held in certain trusts, a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership, a person’s right to receive dividends that is separated or separable from the underlying securities (otherwise a right to receive dividends alone shall not represent a pecuniary interest) and a person’s right to acquire securities through the exercise or conversion of any derivative security whether or not presently exercisable. A person will not be deemed to be the beneficial owner of portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio. See the Section “Personal Securities Transactions — Beneficial Ownership” for a further discussion of determining Beneficial Ownership.

E.           “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, as amended.

F.           “Covered Security” shall mean a Security as defined in item N below (in effect, all securities) except that it shall not include direct obligations of the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; money market fund shares and shares issued by registered open-end investment companies other than Reportable Funds.

G.           “Employee” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

H.           “Federal Securities Laws” means the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended,, the Investment Advisers Act of 1940, as amended, Title V of Gramm-Leach-Bliley act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

I.           “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

J.           “Fund” means an investment company registered under the Investment Company Act of 1940, as amended.

K.          “Limited Offering” shall mean an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 promulgated thereunder.

L.           “Purchase or Sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

M.            “Reportable Fund” means:

(i) Any Fund for which the Adviser serves as investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940, as amended (i.e., the fund’s board approves the Adviser to serve in such capacity), or

(ii) Any Fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.

N.           “Security” shall mean any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing.

The term “Security” includes any option or derivative instrument on that Security and any other Security that is convertible into or exchangeable for that Security.

X.           GIFTS AND ENTERTAINMENT POLICY

No Firm employee shall use their position with the Firm to inappropriately obtain anything of value. In order to address conflicts of interest that may arise when an employs receives or gives a gift or participates in business entertainment, the Firm places the following restrictions on such practices.

Non-cash gifts of $250 or less and usual and customary business entertainment involving both parties are allowed. Gifts and business entertainment exceeding these parameters must receive pre-approval from Compliance.

A.           Gifts

Employees must receive pre-approval from Compliance when giving or receiving anything of value that the employee reasonably believes exceeds $250. The $250 limitation applies to a single gift or gifts from the same individual or entity, which when aggregated over a 12-month period exceed $250. Compliance may require that gifts exceeding $250 or otherwise deemed to be inappropriate be returned to the provider.

It is customary for the Firm to receive gift baskets or food from time to time. Such gift baskets and food delivered to the Firm’s office do not require pre-approval.

Reasonable gifts given or received due to a personal relationship with a party that may do business with the Firm, such as for a wedding or birth of a child, do not require pre-approval.

No employee may give or receive cash or cash equivalents from a party that does business with the Firm. Gift card may be appropriate if approved by a supervisor or Compliance.

B.           Entertainment

Employees may not participate in lavish or excessive entertainment with any party that does business with the Firm.

Employees may provide or accept reasonable business entertainment, such as meals or sporting event attendance, if the following criteria are met:

1.          The employee has a business relationship with the person providing or receiving the entertainment,

2.          Both sides are present during the business entertainment (i.e., a representatives from each of the Firm and the entity providing or receiving the business entertainment are present), and

3.          Participation in the business entertainment would enhance the business relationship.

All entertainment that exceeds these standards must be approved by Compliance.

C.           Government Officials and ERISA Plans

Employees must receive Compliance pre-approval for any business gifts or business entertainment involving a government official or ERISA plan. In accordance with the Foreign Corrupt Practices Act, no gifts, payments, offers or promises of payments or gifts may be knowingly given to any foreign official with the intent of securing an improper business advantage or influencing any act or decision of government. For the purposes of this law, a foreign official encompasses any employee or official of any foreign government, agency, state-owned business, public international organization, or anyone acting on behalf of a foreign government in any official capacity. Payments through non-official intermediaries or third-parties with the intent of influencing an official are also prohibited.

XI.          OUTSIDE BUSINESS ACTIVITIES

Employees may not serve on the board of directors for an outside entity, whether commercial or non-profit, without receiving pre-approval from Compliance. In addition, employees may not have an active role in the management of an outside entity without Compliance approval. Employees must disclose all outside business activities to Compliance.

XII.        POLITICAL CONTRIBUTIONS

Pursuant to the SEC’s Pay-to-Play Rule, employees intending to make a political contribution to an official running for or holding a state or local office must receive Compliance pre-approval. Violations of this policy may prohibit the Firm from providing advisory services for compensation for 2 years to associated government entities (including public pension funds, public university endowments and other collective government funds).

The Pay-to-Play Rule allows for a de minimis exemption permitting a covered associate from making contributions of up to $350 per election per candidate if the covered associate is entitled to vote for such candidate, and $150 if the covered associate is not entitled to vote for such candidate. Such de minimis exemptions shall be determined by Compliance and employees must pre-clear all affected contributions.

Neither the Firm nor its employees may use indirect contributions to indirectly make a political contribution. Thus, employees must also pre-clear any political contributions being made by a spouse or familial household member.

Compliance shall keep all required records of pre-cleared political contributions.